Exhibit 10.5

EXHIBIT 11

SUMMARY OF OFFICER AND DIRECTOR COMPENSATION

The Employment Agreement in Exhibits 7 & 8 of this report is the only written contractual compensation arrangement the Company has with any of its directors and Executive Officers.

During 2018, the Company's Chief Executive and Principal Financial Officers (the Company's "Named Executive Officers") are scheduled to receive the following compensation from the Company:

Compensation Arrangement	2018 Scheduled Amount

Base salary	$ 156,000 (CEO); $108,000 (PFO)
401(k) matching contributions	6,480 (maximum)
Section 125 plan matching contributions (1)	600 (maximum)
Management bonus	will be determined at year-end
Pet health benefits (1)	500 (maximum)
Family medical benefits (1)	will depend on future events
Travel expense reimbursement (2)	20,000 (CEO); 500 (PFO)

Paul Richins, the Company's PFO on the date of this report, is scheduled to retire in early April 2018.  Thereafter, Brian Koopman will be the PFO.

During 2018, the Company's Directors are scheduled to receive the following compensation from the Company:

Compensation Arrangement	Ernst Hoyer	Barbara Payne	James Beeson	Paul Richins (3)
Base	$25,000	$25,000	$25,000	$18,750
Executive Committee	4,000	-	-	-
Audit Committee Chairman	3,000	-	-	-
Travel Expense Reimbursement (2)	500	700	500	20

(1)	CEO and PFO participate on the same basis as other eligible employees.
(2)	Estimated 2018 travel expenses on behalf of UTMD business. The Company reimburses its employees and directors for authorized business expenses.
(3)	Represents the amount Mr. Richins is scheduled to receive for his continued board service following his retirement as an employee of the Company on April 2.